Exhibit 8

List of Subsidiaries of Registrant

Navios South American Logistics Inc.	Marshall Is.
Corporacion Navios S.A.	Uruguay
Energias Renovables del Sur S.A.	Uruguay
Nauticler S.A.	Uruguay
Compania Naviera Horamar S.A.	Argentina
Compania de Transporte Fluvial International S.A.	Uruguay
Ponte Rio S.A.	Uruguay
HS Tankers Inc.	Panama
HS Navigation Inc.	Panama
HS Shipping Ltd. Inc.	Panama
HS South Inc.	Panama
Petrovia Internacional S.A.	Uruguay
Mercopar S.A.C.I.	Paraguay
Petrolera San Antonio S.A.	Paraguay
Stability Oceanways S.A.	Panama
Hidronave South American Logistics S.A.	Brazil
Horamar do Brasil Navegação Ltda	Brazil
Navarra Shipping Corporation	Marshall Is.
Pelayo Shipping Corporation	Marshall Is.
Navios Logistics Finance (US) Inc.	Delaware
Varena Maritime Services S.A.	Panama
Honey Bunkering S.A.	Panama
Naviera Alto Parana S.A.	Paraguay
Edolmix S.A.	Uruguay
Cartisur S.A.	Uruguay
NP Trading S.A.	British Virgin Islands
Ruswe International S.A.	Uruguay
Delta Naval Trade S.A.	Panama
Terra Norte Group S.A.	Paraguay
Corporacion Navios Granos S.A.	Uruguay
Docas Fluvial do Porto Murtinho S.A.	Brazil
Siriande S.A.	Uruguay
Grimaud Ventures S.A.	Marshall Islands
Brundir S.A.	Uruguay
NP Transshipment Services S.A.	Panama
Petropal Inc.	Marshall Islands
Binrol S.A.	Uruguay
Wemby S.A.	Uruguay
Vimalcor S.A.	Uruguay
NP Transshipment Services Ltd.	Malta